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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Heritage Oaks Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Shareholders
Heritage Oaks Bancorp
545 12th Street
Paso Robles, California 93446
May 25, 2016 — 5:30 p.m. Pacific Time

To Our Shareholders:

Notice is hereby given of the Annual Meeting of Shareholders of Heritage Oaks Bancorp. The Annual Meeting will be held at 5:30 p.m. Pacific Time on Wednesday, May 25, 2016 at Heritage Oaks Bank's branch office located at 545 12th Street, Paso Robles, California 93446. To enable our employee owners to attend the Annual Meeting, the branch will close at 5:00 p.m. Pacific Time on May 25. A reception will be held immediately following the Annual Meeting at the same location.

At the Annual Meeting you will be asked (1) to elect eleven directors of Heritage Oaks Bancorp to serve for the coming year and until their successors are duly elected and qualified; (2) to vote, on an advisory basis, to approve the Company's executive compensation for the Named Executive Officers (defined in the Proxy Materials attached); (3) to ratify the selection of independent public accountants; and (4) to act on such other business as may properly come before the Annual Meeting. You are urged to read the accompanying Proxy Statement carefully. It contains a detailed explanation of all matters on which you will be asked to vote. Only shareholders of record as of the close of business on March 31, 2016 are entitled to receive notice of and to vote at this Annual Meeting.

It is very important that as many shares as possible be represented at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to mark, sign, date, and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If after signing and returning the Proxy Card you attend the Annual Meeting, you may vote in person even though you have previously sent in a Proxy Card. Alternatively, you may vote by Internet or telephone. If you wish to vote by Internet or telephone you will need your Shareholder Control Number, which is located in the lower right corner of the enclosed Proxy Card, and the website address and/or toll-free telephone number, which are shown on the Proxy Card. No other personal information will be required in order to vote in this manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2016

Copies of the Annual Meeting proxy materials, including the Proxy Statement, Proxy Card and Annual Report to Shareholders, are also available at: http://www.heritageoaksbancorp.com.

We encourage you to attend the Annual Meeting. Please RSVP by marking the appropriate box on the Proxy Card, or by contacting the Company by May 11, 2016 by telephone at (805) 369-5238.

By order of the Board of Directors

/s/ GREGORY A. GEHLMANN
Gregory A. Gehlmann Corporate Secretary
April 26, 2016

PROXY STATEMENT
OF
HERITAGE OAKS BANCORP
1222 Vine Street
Paso Robles, California 93446

These Annual Meeting proxy materials are furnished in connection with the solicitation by the Board of Directors of Heritage Oaks Bancorp (the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 25, 2016, at 5:30 p.m. Pacific Time at Heritage Oaks Bank's branch office at 545 12th Street, Paso Robles, California 93446, and at any adjournment thereof.

PURPOSE OF MEETING

The matters to be considered and voted upon at the Annual Meeting will be:

  •
  Proposal 1: The election of eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

  •
  Proposal 2: An advisory vote to approve the Company's executive compensation for its Named Executive Officers (defined herein).

  •
  Proposal 3: The ratification of the selection of Crowe Horwath LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

  •
  The transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.

None of the proposals to be acted upon at the Annual Meeting and discussed in this Proxy Statement carry rights of appraisal or similar rights of dissenters.

GENERAL PROXY STATEMENT INFORMATION

Heritage Oaks Bancorp, a corporation existing and organized under the laws of the State of California, is authorized to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. All of the outstanding common shares are entitled to vote at the Annual Meeting with each share carrying the right to vote on each matter properly brought before the Annual Meeting, with the exception of voting for the election of directors, which is subject to shareholders exercising their rights to cumulative voting as summarized below. Only those common shareholders of record as of March 31, 2016 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On that date, 34,129,425 shares of common stock were outstanding. The determination of shareholders entitled to vote at the Annual Meeting and the number of votes to which they are entitled was made on the basis of the Company's records as of the Record Date. Proxy Materials are first being sent to shareholders on or about April 26, 2016.

The presence in person or by proxy (including web and telephone voting) of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions, shares as to which voting authority has been withheld from any nominee and "broker non-votes" (as defined below), will be counted as present for purposes of determining the presence or absence of a quorum.

A broker or nominee holding shares for beneficial owners may vote on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owners, but with respect to other matters for which the broker or nominee may not have received instructions from the beneficial owners and may not have discretionary voting power under the applicable rules of the New York Stock Exchange or other self-regulatory organizations to which the broker or nominee is a member, the shares held by the broker or nominee may not be voted. Such un-voted shares are called "broker non-votes." The rules of the New York Stock Exchange and other self-regulatory organizations generally permit a broker or nominee, in the absence of instructions, to deliver a proxy to vote for routine items, such as the ratification of independent auditors. Consequently, shares held by a broker or nominee will constitute "broker non-votes" regarding non-routine items, such as the election of directors and the matters regarding executive compensation.

One copy of the Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Shareholders sharing the same address will continue to receive separate Proxy Cards. The Company will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. If a shareholder wishes to receive a separate copy or has received multiple copies at one address and would like to receive a single copy in the future, please contact Broadridge Financial Solutions by phone at (631) 274-2533 or by written request to Heritage Oaks Bancorp c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

Revocability of Proxies

A Proxy Card for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such Proxy Card has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by filing a duly executed Proxy Card bearing a later date. In addition, the powers of the proxy holder will be revoked if the person executing the Proxy Card is present at the Annual Meeting and elects to vote in person by advising the chairman of the Annual Meeting of such election. Subject to such revocation or suspension, all shares represented by a properly executed Proxy Card received in a timely manner in advance of the Annual Meeting will be voted by the proxy holders in accordance with the instructions on the Proxy Card.

IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS FOLLOWS: "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED HEREIN, "FOR" THE ADVISORY APPROVAL OF THE COMPANY'S COMPENSATION FOR ITS NAMED EXECUTIVE OFFICERS, AND "FOR" RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016 AND, IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

 Person Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in the solicitation of proxies for the Annual Meeting will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of the Company and Heritage Oaks Bank may solicit proxies personally or by telephone, without receiving compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding these Proxy Materials to their clients. Copies of the Annual Meeting proxy materials, including the Proxy Statement, Proxy Card and Annual Report to Shareholders, are also available at: http://www.heritageoaksbancorp.com. By including the website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

Voting Rights

In connection with the election of directors, in accordance with California law, each shareholder entitled to vote may vote the shares owned by such shareholder as of the Record Date cumulatively, if a shareholder present at the Annual Meeting has given notice at the Annual Meeting, prior to the voting, of his or her intention to vote cumulatively. If any shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes for candidates properly nominated. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or may distribute them in any manner among as many nominees as desired. In the election of directors, the eleven (11) nominees receiving the highest number of votes will be elected.

On all other matters submitted to the vote of the shareholders, each shareholder is entitled to one (1) vote for each share of common stock owned on the books of the Company as of the Record Date.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Board of Directors

At the Annual Meeting eleven (11) directors of the Company are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified. All of the nominees are currently members of the Board of Directors. The Bylaws of the Company currently provide for not fewer than seven (7) or more than thirteen (13) directors with the exact number within such range to be set by a resolution of the Board of Directors. As of the date of this Proxy Statement the size of the Board of Directors is set at twelve (12). Donald H. Campbell, a founding member of Heritage Oaks Bank and the Company currently serves as a director. Mr. Campbell has provided notice to the Company that he will be retiring immediately before the Annual Meeting and, therefore, will not stand for reelection at the Annual Meeting. In light of Mr. Campbell's impending retirement, the number of nominees named in this Proxy Statement, eleven, is one fewer than the number of directors that comprise the Board of Directors as of the date of this Proxy Statement, twelve. Effective upon Mr. Campbell's retirement, the Board of Directors, by resolution, has fixed the number of directors at eleven (11). Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The persons named below are nominated by the Board of Directors and, unless the shareholder marks the Proxy Card to withhold the vote, the enclosed Proxy Card, if returned and not subsequently revoked, will be voted in favor of their election as directors. If for any reason any such nominee becomes unavailable for election, the proxy holders will vote for such substitute nominee as may be designated by the Board of Directors. The proxy holders reserve the right to cumulate votes for the election of directors and to cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion if cumulative voting is involved as described above under "Voting Rights."

The following table sets forth the names of the persons nominated by the Board of Directors for election as directors and certain additional information as of the Record Date, including biographical information, qualifications, business experience and directorships with other public companies covering at least the last five years. The age indicated below is as of the Record Date.

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

Michael J. Behrman Director	Was a founding director and Chairman of the Board of Business First National Bank from 2001 to 2007. Dr. Behrman joined the Company and Bank as a director, following the Company's acquisition of Business First National Bank in October 2007. Dr. Behrman is an orthopedic surgeon specializing in hand and upper extremity disorders. He founded Associated Hand Surgeons and has offices in Santa Barbara and Solvang. For over 20 years he has served various positions such as Vice Chairman, Department of Orthopedics, at Santa Barbara's Cottage Hospital and Chairman, Department of Orthopedics, at St. Francis Medical Center in Santa Barbara. He has an extensive knowledge of and a connection to the medical community along the Central Coast, and the medical community is one the target markets identified by the Company, enhancing his contribution as a director.	57

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

Mark C. Fugate Director	Joined the Company and the Bank as a director in November of 2003, after the acquisition of Hacienda Bank. Since 1989 he has been in business as a commercial real estate broker, developer and investor, asset manager and farmer, with real property holdings in coastal California, the San Joaquin Valley, and the greater Phoenix area. Mr. Fugate currently serves as real estate broker and co-owner of Charter Brokerage Company. Among his many attributes is his knowledge in running a small business and investing in and managing commercial real estate. In addition, he has served and continues to serve on the boards of several nonprofits and community organizations including the Santa Maria Valley Chamber of Commerce and the Econ Alliance of Northern Santa Barbara County. His leadership abilities and long connection to the local community enhance his ability to serve on the Board.	54
Howard N. Gould Director
	Joined the Board of the Company and the Bank in March of 2014, following the Company's acquisition of Mission Community Bancorp. Mr. Gould is a Board nominee of Carpenter Fund Manager GP, LLC, a principal shareholder of the Company. Mr. Gould is Vice Chair of Carpenter and Company (2005-present) and Managing Member of Carpenter Fund Manager GP, LLC (2007—present). He has held key executive management positions in multi-billion dollar banks over several decades, including Vice Chairman and COO of Sanwa Bank/United California Bank, and Vice Chairman of Bank of the West. He is a director of Western Alliance Bancorporation, Phoenix, AZ (2015-present) and is former director of Bridge Capital Holdings, Inc. and Bridge Bank, N.A., San Jose, California (2008-2015), Pacific Mercantile Bancorp (2014-2015) and Pacific Mercantile Bank (2013-2015), Costa Mesa, California; Nara Bancorp, Los Angeles, California; and Mission Community Bancorp and Mission Community Bank, San Luis Obispo, California (2008-2014). In addition to his bank executive management experiences he was also partner in one of the most active financial services consulting practices in the United States. Mr. Gould served as a Commissioner of Financial Institutions for the State of California under two Governors and he provides the Company significant insight into banking "best" practices and the regulation of financial institutions.	66
Dee Lacey Director	Has served as a director of the Company and of the Bank since January 23, 1997. Ms. Lacey is a co-owner of Lacey Livestock. Appointed by the Secretary of Agriculture, Ms. Lacey has represented the California Beef Producers on a national level. She served on a community college board of trustees for several years and was a local school board trustee for over 20 years. Ms. Lacey is well known in the community and has received numerous awards honoring her service to education, agriculture, libraries and museums, all of which enable her to provide a valuable perspective as a director.	73

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

Simone F. Lagomarsino President, CEO and Director	Has been a director, President and Chief Executive Officer of the Company, and Chief Executive Officer of the Bank since September 10, 2011. She was appointed President of the Bank in January 2012 and served in that position until January 2015. In March 2016, she reassumed the positon of President of the Bank. Additionally, she currently serves on the boards of directors of the Federal Home Loan Bank of San Francisco, the Alzheimer's Association's California Central Coast Chapter, Sierra Vista Regional Medical Center, and the Foundation for the Performing Arts Center of San Luis Obispo. Ms. Lagomarsino, a financial services professional, has over 30 years of experience in executive leadership positions. Ms. Lagomarsino's extensive background in banking enables her to provide valuable perspective to the Board.	54
James J. Lynch Director
	Joined the Company and Bank in June of 2010. Mr. Lynch is a Managing Partner of the Patriot Financial Partners group of funds. Mr. Lynch serves as the Board nominee of those funds, which are a principal shareholder of the Company. He served as Vice Chairman of Sovereign Bancorp from 2005-2007 and Chairman and Chief Executive Officer of Sovereign's Mid Atlantic Division from 2002-2007. Mr. Lynch also served as President and Chief Executive Officer of Fleet Bank in Pennsylvania and Southern New Jersey from 2001-2002. He has been Chairman and CEO at Summit Bank and Prime Bank in Pennsylvania. Mr. Lynch is former director of Palmetto Bancshares, Inc. (2010-2015); Cape Bank / Cape Bancorp (2009-2015); and Florida Business Bancorp, Inc. (2010-2015). His extensive background in banking enables him to provide valuable perspective to the Board.	66
Michael J. Morris Chairman of the Board
	Joined the Company and the Bank as a director in January of 2001 and has served as the Chairman of the Company and the Bank since May 24, 2007. He is an attorney and serves as Chairman of the Board of the law firm of Andre, Morris & Buttery. He has been a member of the Board of Directors of NioCorp, a publicly held company traded on the Toronto Stock Exchange since 2014. He has served as a member and chairman of various non-profit boards of directors. He has practiced law in California for over 40 years, during which he has represented a broad array of corporate and individual clients. The inclusion of Mr. Morris as a director provides the Board with a unique understanding of a broad range of legal and regulatory matters in its oversight of the Company. Furthermore, his extensive knowledge of local markets and the communities served by the Company gives him unique insights into the Company's lending challenges and opportunities.	70

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

Daniel J. O'Hare Director	Joined the Company and the Bank as a director in November of 2004. Since 1999, he has served as President and Managing Director of Glenn Burdette, Inc. He has worked as a public accountant for over 30 years. His professional background during the last three decades includes significant experience in management and leadership, manufacturing, construction, real estate development, banking, health care, hospitality and agriculture. He also has extensive training and knowledge of GAAP. His extensive financial expertise enhances his contribution to the Company as a director.	52
Michael E. Pfau Director
	Was a founding director for Business First National Bank in 2001. With the acquisition of Business First Bank by the Company, he was appointed to the Board of the Company and the Bank in October 2007. Mr. Pfau is the founding partner of the law firm Reicker, Pfau, Pyle & McRoy LLP, in Santa Barbara. His law practice focuses upon the representation of emerging-growth technology companies, institutional real estate investors, and high net worth individuals. His transactional experience includes the representation of parties involved with public and private securities offerings, initial public offerings, and asset-purchase, merger, and stock-for-stock merger and acquisition transactions, as well as sophisticated real estate purchase and lease transactions. He has served as a member and chairman of various non-profit boards. Mr. Pfau's expertise in complex business transactions and knowledge of the Santa Barbara market, as well as his extensive legal experience, enhance his ability to contribute to the Company as a director.	62
Alexander F. Simas Director	Was appointed to the Hacienda Bank Board in August 1998. After the Company's acquisition of Hacienda Bank, he was appointed to the Company and Bank Boards of Directors in November of 2003. Mr. Simas practices law and is chief executive officer of the law firm of Kirk & Simas, PLC. He has worked as an attorney for more than 35 years on small and large business transactions. Many of his cases focus on compensation issues, which positions Mr. Simas to add specialized knowledge and expertise as a member of the Board.	65

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

Stephen P. Yost Director	Joined the Company and Bank as a director in March of 2014. Mr. Yost is a Board nominee of Carpenter Fund Manager GP, LLC, a principal shareholder of the Company. Mr. Yost has over forty years of experience in banking, including twenty-six at First Interstate Bank, primarily focused on risk management. He is also a principal of Kestrel Advisors, a credit risk management consulting company (2006-present), and his experience includes work at Comerica Bank (Imperial Bank), Executive Vice President/Manager Special Assets Group; Executive Vice President/ Regional Chief Credit Officer and Executive Vice President/Chief Credit Officer (1998-2006). He currently serves as a Director of Pacific Mercantile Bank, Irvine, California (2013-present); and is a former Director of Manhattan Bancorp, El Segundo, California (2006-2015) and Mission Community Bancorp, San Luis Obispo, CA (2010-2014).	70

The Board of Directors unanimously recommends a vote "FOR" each of the directors nominated for re-election in Proposal No. 1.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Board of Directors in 2015.

Name	Fees Earned or Paid in Cash ($)(1)(1a)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Michael J. Morris	78,500	30,000	843	109,343

Michael J. Behrman	47,800	25,000	769	73,569

Donald H. Campbell	45,300	25,000	769	71,069

Mark C. Fugate	49,300	25,000	769	75,069

Howard N. Gould	42,550	25,000	769	68,319

Dee Lacey	47,300	25,000	769	73,069

James J. Lynch	42,800	25,000	769	68,569

Daniel J. O'Hare	56,550	25,000	769	82,319

Michael E. Pfau	52,800	25,000	769	78,569

Alexander F. Simas	52,800	25,000	769	78,569

Stephen P. Yost	43,800	25,000	769	69,569

(1)
For the Company, the Chairman of the Board received an annual retainer of $15,700 for all meetings, including committee and Board meetings. All other directors received an annual retainer of $9,000. The director who served as chair of the Audit Committee received an annual retainer of $7,500, and directors who served as the chairs of the Compensation, and Enterprise Risk & Compliance Committees received an annual retainer of $5,000. The director who served as chair of the Nominating & Governance Committee received an annual retainer of $3,500. Executive Committee members (other than the Chairman and the CEO) received an annual retainer of $5,000. Any changes in annual retainers were pro-rated for the actual number of months in which they were in effect, and are paid monthly at one-twelfth (1/12) the annual rate, one (1) month in arrears.

  In 2015, the Bank paid the law firm of Andre, Morris and Buttery $29,429 for legal services. These fees are not reflected in the table above. Chairman Morris is the Chairman of the Board of the law firm of Andre, Morris and Buttery.

(1a)
For the Bank, the Chairman of the Board received an annual retainer of $62,800 for all meetings, including committee and Board meetings. All other directors received an annual retainer of $36,000. Directors who served as chair of either the Loan or Asset/Liability and Investment ("ALCO") Committees received an annual retainer of $5,000. Any changes in annual retainers were pro-rated for the actual number of months in which they were in effect, and are paid monthly at one-twelfth (1/12) the annual rate, one (1) month in arrears.

(2)
Market value of 3,113 shares of restricted stock awards granted to non-employee directors on August 2, 2015 pursuant to the 2015 Equity Incentive Plan. Shares vest one year after the grant date.

(3)
Dividends on unvested restricted stock.

CORPORATE GOVERNANCE

Director Independence

For the year 2015, each of the persons nominated for re-election as a director, was "independent" within the meaning of NASDAQ's Marketplace Rules, except for Simone F. Lagomarsino, the CEO and President of the Company.

Board Meetings and Committees

There were sixteen (16) meetings of the Board of Directors of the Company during 2015. Each director standing for re-election to the Board attended at least seventy-five (75%) of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board on which he/she served.

The Board of Directors is responsible for the oversight of the business affairs of the Company. To assist it in carrying out this responsibility, the Board has delegated certain authority to several Company committees, the duties of which and membership at the end of 2015 were as follows:

Name of Director	Enterprise Risk & Compliance Committee	Executive	Compensation	Audit	Nominating and Governance

Michael J. Behrman			X		X

Donald H. Campbell	X			X	X

Mark C. Fugate	X			X	X

Howard N. Gould	X	X	X		X

Dee Lacey			X	X	C

Simone F. Lagomarsino		X

James J. Lynch			X		X

Michael J. Morris	X	C

Daniel J. O'Hare	X	X	X	C

Michael E. Pfau	C	X	X	X

Alexander F. Simas	X	X	C	X

Stephen P. Yost	X			X

  C = Chairman            X = Committee Member

Members of the Board of Directors also participate in Heritage Oaks Bank Board meetings and various committees of Heritage Oaks Bank.

The Board of Directors of the Company and the Bank, as well as the various committees of the Board of Directors, meet in executive session throughout the year as needed.

Executive Committee

The Executive Committee, subject to the provisions of law and certain limits imposed by the Board of Directors, may exercise any of the powers and perform any of the duties of the Board of Directors. The Executive Committee consists of six (6) directors (including the CEO), five of whom are independent as defined in the NASDAQ Marketplace Rules. In 2015 the Executive Committee met twice.

Enterprise Risk & Compliance Committee

The Enterprise Risk & Compliance Committee (the "Risk Committee") consists of eight (8) directors, all of whom are independent as defined in the NASDAQ Marketplace Rules. In general, the Risk Committee monitors the efforts of management of the Bank to comply with the Consent Order between the Bank, on the one hand, and the Federal Deposit Insurance Corporation and California Department of Business Oversight, on the other hand, dated November 5, 2014, and all other guidance and/or directives from governmental authorities that may be applicable to either the Company or the Bank; reviews significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, legal and regulatory compliance, credit, market, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks; evaluates risk exposure, tolerance for risk, and reviews and makes recommendations to the responsible committees of the Board regarding appropriate transactional limits; reviews and evaluates the Company and Bank policies and practices with respect to risk assessment and risk management; reviews the Company and Bank methods for identifying and managing risks; and reviews the appointment, performance and replacement of the Company's Chief Risk Officer. The Risk Committee met ten (10) times in 2015.

Nominating and Governance Committee

The Nominating and Governance Committee (the "Governance Committee") assists the Board in carrying out its duties and functions regarding corporate governance oversight and Board membership nominations. The Governance Committee consists of six (6) directors, all of whom are independent as defined in the NASDAQ Marketplace Rules. The Governance Committee will consider suggestions or recommendations for Board membership received from shareholders. Shareholders who wish to make such suggestions or recommendations should forward their written suggestions to the Chairman of the Nominating & Governance Committee, addressed to Heritage Oaks Bancorp, Attn: Corporate Secretary, 1222 Vine Street, Paso Robles, California 93446. Whether a person is recommended for Board membership by a shareholder or by a director of the Company, the standards and qualifications to be considered for Board membership include local community involvement, sound reputation, and business or educational experience that will be beneficial to the Company. The Governance Committee also considers each candidate's contribution to the diversity of the Board, including personal characteristics, education, experience and skills. While the Governance Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy. At present, the Governance Committee does not engage a third party to identify and evaluate potential director candidates. All of the nominees approved by the Governance Committee for election at the Annual Meeting were recommended by the Board. The Governance Committee met two (2) times in 2015.

Compensation Committee

The Compensation Committee, consisting of seven (7) directors, all of whom are independent as defined in the NASDAQ Marketplace Rules, has primary responsibility for ensuring that compensation and benefits policies and programs for executive officers and the Board of Directors comply with applicable law and NASDAQ requirements, and are devised and maintained to provide and retain highly competent directors and executive management. The Compensation Committee met eight (8) times in 2015.

Audit Committee

The Audit Committee, consisting of seven (7) independent members as defined in the NASDAQ Marketplace Rules and Section 10A of the Securities Exchange Act of 1934, selects and recommends appointment of independent auditors, reviews and approves professional services performed by them and reviews the reports of their work. The Audit Committee also reviews and approves the programs, work plan and reports of the Company's internal audit program. Director O'Hare currently serves as the Company's "audit committee financial expert." The Audit Committee met twelve (12) times in 2015.

Committee Charters

The Enterprise Risk & Compliance, Compensation, Audit and Nominating & Governance Committee charters are available by selecting the "Governance Documents" menu on the Company's website at www.heritageoaksbancorp.com under the "Investor Relations" tab. By including the website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

Annual Meeting Attendance

Each current and nominated Board member is encouraged to attend the Annual Meeting. Ten (10) of the twelve (12) members of the Board attended the 2015 Annual Meeting.

Indebtedness and Other Transactions with Directors and Executive Officers

In accordance with the Code of Conduct, the Board of Directors is responsible for reviewing and acting upon all related party transactions required to be disclosed by Item 404(a) of Regulation S-K for potential conflicts of interest ("Reportable Transactions").

Prior to engaging in any Reportable Transactions, a description of the nature and structure of the transaction, along with any necessary supporting documentation, is submitted to the Board of Directors. In determining whether to approve a reportable related party transaction, the Board of Directors will consider, among other things, the following:

  •
  Whether the terms of the transaction are fair to the Company;

  •
  Whether the transaction is material to the Company;

  •
  The importance of the related person to the transaction;

  •
  The role the related person has played in arranging the transaction;

  •
  The structure of the transaction; and

  •
  The interests of all related persons in the transaction.

The Company will only enter into a related party transaction if the Board of Directors determines that the transaction is beneficial to the Company, and the terms of the transaction are fair to the Company. The Company did not enter into any reportable related party transactions during 2015; however, the Bank did enter into certain non-material transactions with related parties, which are more fully set forth in the Company's 2015 Form 10-K.

Additionally, the Company's subsidiary, Heritage Oaks Bank, has had and expects to have banking transactions in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2015 no loan to any director or executive officer of the Company (or their associates) involved more than normal risk of collectability nor do any of the loans include any features that would be considered unfavorable to the Bank. All loans to directors or executive officers would be subject to the limitations prescribed by California Financial Code Section 3370, et seq. and by the Financial Institutions Regulatory and Interest Rate Control Act of 1978.

 Board Leadership Structure

It is the role of the Nominating and Governance Committee to annually review, and when appropriate make recommendations to the Board of Directors concerning, board composition, structure, and functions. The Board has deemed it appropriate to have two (2) separate individuals serve as Chairman of the Board and Chief Executive Officer. According to the Company's Bylaws, the Chairman of the Board shall preside at meetings of the Board of Directors and shareholders and exercise and perform such other powers and duties as may be from time to time assigned to him/her by the Board of Directors or prescribed by the Bylaws. The Bylaws further provide that the President of the Company will be the Chief Executive Officer and shall, subject to the oversight of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation. As the oversight responsibilities of the Board of Directors have expanded over the years, the Board has determined that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the President/CEO to focus her efforts on the day-to-day management of the Company. The Board believes that it is important to have the President/CEO as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board's various committees.

Board's Role in Risk Oversight

It is a fundamental part of the Board's responsibility to understand the risks the Company faces and the steps management is taking to manage those risks. It is also important that the Board establishes the level of risk that is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk oversight. In particular, the Audit Committee focuses on the oversight of financial risk, including internal controls, and receives an annual report from the Company's outside auditor. The Risk Committee fulfills its oversight responsibility with respect to compliance and operational risk, by working with the Company's Chief Risk Officer to understand regulatory and legislative issues and the Company's operations and systems. In setting compensation, the Compensation Committee strives to create incentives that do not encourage excessive risk-taking beyond the Company's ability to effectively identify and manage risk. The Bank's Board has a number of committees which serve to oversee risk at the Bank level. The committees ultimately report to the Boards of Directors of both the Bank and the Company.

EXECUTIVE COMPENSATION

Executive Officers

During 2015, the Board designated the following officers as executive officers of the Company and/or Heritage Oaks Bank: Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer, Chief Risk Officer, Senior Operations Officer, Human Resources Director, Corporate Secretary and Chief Bank Counsel. Set forth below, except for Ms. Lagomarsino, who is a director nominee and whose information has been presented earlier in this proxy statement, is a brief description of these executive officers who held these positions at December 31, 2015. The age indicated below is as of the Record Date.

Rick Arredondo, 60, President/Chief Banking Officer, Heritage Oaks Bank. Mr. Arredondo joined the Bank in January 2015. Mr. Arredondo has more than 40 years of commercial and retail banking experience. Prior to joining the Bank, Arredondo worked for Rabobank, N.A., Roseville, CA for over nine years, last serving as President and Chief Operating Officer. Prior to Rabobank, Arredondo served as Executive Vice President and Chief Operating Officer at Mellon 1st Business Bank, Los Angeles, CA. He also held management positions at Santa Monica Bank and Bank of America.

On March 28, 2016, the Company announced that Mr. Arredondo would be retiring from banking to pursue other interests. Simone Lagomarsino, President and Chief Executive Officer of the Company and CEO of the Bank, reassumed the position of President of the Bank effective immediately. Ms. Lagomarsino previously held the positon from September 2011 until January 2015. It is anticipated that Mr. Arredondo will remain an employee of the Bank until his resignation is effective on April 29, 2016 and assist in the transition until his departure.

Jason Castle, 38, Executive Vice President/Chief Financial Officer. On August 17, 2015, Mr. Castle was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Castle has over 15 years of experience in the financial services industry, including over 10 years in senior management roles at a diverse set of financial institutions, ranging from a multi-billion dollar regional financial institution to a newly formed de novo financial institution. Prior to his appointment to Chief Financial Officer of the Company, Mr. Castle served as Senior Vice President and Chief Accounting Officer of the Company and the Bank beginning in January of 2014. Prior to that Mr. Castle was a Consulting Manager with Glenn, Burdette, certified public accountants from November 2012 through January 2014; the Controller for Toyota Financial Savings Bank from July through October 2012; and the Controller of Heritage Oaks Bank from July 2010 through July 2012. Mr. Castle is a Certified Public Accountant, and spent five years in the public accounting industry prior to transitioning into the banking industry.

William Schack, 54, Executive Vice President/Chief Credit Officer, joined the Company in June 2013. Mr. Schack has extensive financial services industry experience. Prior to joining Heritage Oaks Bank, he was the chief credit officer at First California Bank since 2009 and was promoted to executive vice president there in 2011. Mr. Schack has held various credit management positions at financial institutions in Southern California during his thirty year career.

Joshua Tucker, 43, Executive Vice President/Chief Risk Officer joined the Company in January 2016. He has over 18 years in financial services experience in governance, enterprise risk management, internal controls and other assurance areas found in banks. Prior to joining the Company, Mr. Tucker served as Deputy Chief Compliance Officer, Director of Enterprise Risk Management, and Chief of Administration / Compliance and Operational Risk from 2005 to 2015 at U.S. Bank, Minneapolis, Minnesota.

T. Joseph Stronks, 47, Executive Vice President/Senior Operations Officer, joined the Bank in October 2007 as SVP / Central Services and eBanking. In March 2010, Mr. Stronks was promoted to Senior Operations Officer and was again promoted in December 2012 earning the title Executive Vice President. As Senior Operations Officer, Mr. Stronks oversees the back-office Operations, Electronic Banking, Facilities, Information Technology, Loss & Fraud Prevention, and Security departments. He has over 25 years of community banking experience and is a certified project manager and certified information security manager (CISM).

Beth Turner, 55, Senior Vice President, Director of Human Resources, joined the Company in January 2011 as Vice President and Human Resource Manager. She was appointed to her current position in May 2015. Prior to joining the Company, Ms. Turner held human resources positions at various community banks in California. Most recently her work experience includes the positon of V.P. Human Resources Manager with Butte Community Bank in Chico, California. Ms. Turner has over 20 years of experience in human resources. She is a member of the California Bankers Association Compensation and Benefits Committee.

Greg Gehlmann, 54, Senior Vice President/Chief Bank Counsel & Corporate Secretary, joined the Company in November 2014. Prior to joining the Company, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities law firms in advising troubled companies. From 2005 to 2013, he served as General Counsel & Corporate Secretary at First Financial Bancorp, Cincinnati, Ohio. Mr. Gehlmann also served as Chief Risk Officer First Financial from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C. representing public and private companies, as well as investors, underwriters, directors, officers, and principals regarding corporate governance, corporate securities, banking, and general business and transactional matters.

Named Executive Officers

For 2015, the Company's named executive officers ("NEOs") include Simone Lagomarsino, President and Chief Executive Officer, Jason Castle, Chief Financial Officer, Rick Arredondo, President/Chief Banking Officer of the Bank, William Schack, Chief Credit Officer, Rob Osterbauer, Commercial Banking Division Manager/North, and Lonny Robinson, our former Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS

This section addresses the compensation programs, philosophy and objectives, of Heritage Oaks Bancorp and its banking subsidiary, Heritage Oaks Bank (collectively, the "Company"), including the process for making compensation decisions, the role of the CEO in the design of such programs, and the Company's 2015 executive compensation components. This section also addresses the factors most relevant to understanding the Company's compensation programs and what they are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into the Company's overall compensation objectives and affects decisions regarding other compensation elements.

Executive Summary

The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes and administers the compensation and benefit programs for the "Named Executive Officers", i.e., the persons identified in the Summary Compensation Table below ("NEOs") and other senior executives. The Compensation Committee consists entirely of independent directors. The Compensation Committee carefully establishes the components of the executive compensation programs in light of the goals of attracting and retaining high quality executives and incenting behavior that creates long-term shareholder value. The Compensation Committee considers the compensation programs of comparable financial institutions reflected in survey data and periodically engages a compensation consultant to review the compensation programs to ensure that the Company's compensation programs are competitive with market practices.

The Compensation Committee philosophy, practices and policies have been developed over a number of years and have not historically been subject to sweeping, material changes.

Say-on-Pay. Since 2009, the Company has included an advisory vote to approve NEOs compensation, providing shareholders with an opportunity to communicate their views on the Company's compensation program for the NEOs. In 2015, the Company's compensation paid to its NEOs was approved by 90.2% of the voting shareholders. The Compensation Committee considered the results of this vote in setting compensation for the NEOs for 2015 and concluded that the strong support of the Company's compensation program clearly indicates that shareholders concur with the Company's alignment of compensation and performance.

2015 Highlights. 2015 was a year of strong earnings and growth for the Company. Heritage Oaks Bank continues to be the largest community bank headquartered on the Central Coast of California. Some financial highlights for 2015 include:

  •
  Net income was $15.3 million, the highest level reported in the Company's history, resulting in earnings per share of $0.45.

  •
  The Company increased its quarterly dividend to $0.06 per share in the second quarter of 2015. The annual dividend yield for 2015 was 2.9% based on the Company's closing price at December 31, 2015.

  •
  Total deposit balances grew by 12.2% compared with balances at December 31, 2014.

  •
  Non-interest bearing deposit balances increased by 11.5% during 2015 and accounted for 32.9% of total deposits at year end.

  •
  Loans grew by 4.5% during 2015.

  •
  Loan credit quality continued to improve with non-performing assets to total assets declining to 0.43% compared with 0.62% a year earlier. The Company also experienced net recoveries as a percentage of average loans of 0.05%.

  •
  Regulatory capital ratios for the Company at the end of the year remained strong with the Tier 1 Leverage Capital ratio at 9.90% and the Total Risk Based Capital ratio at 14.26%.

  •
  Over the past five years, the Company's stock has performed well when compared to a number of industry benchmarks.

The following chart compares the cumulative total shareholder return on the Company's common stock over the last five years with the cumulative total return of the Nasdaq Composite Index, and three Company-selected groups of peer institutions (assuming the investment of $100 in each index on December 31, 2010 and reinvestment of all dividends). The Heritage Oaks Peer Group 1 consists of all publicly traded banks & thrifts in the United States with assets of between $750 million and $4 billion as of December 31, 2015. The Heritage Oaks Peer Group 2 consists of all publicly traded banks & thrifts in California with assets of between $750 million and $4 billion at December 31, 2015. The Heritage Oaks Peer Group 3 consists of 14 publicly traded banks located in the Western United States used by the Compensation Committee in evaluating executive compensation. For a list of these companies, see "Compensation Consultants / Peer Group Review / Market Study Comparisons."

The Company believes Heritage Oaks Peer Groups better reflect the Company's asset size. With the addition of Heritage Oaks Peer Group 3, the Company does not expect to utilize Heritage Oaks Peer Group 2 in the future.

Total Return Performance

	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15

Heritage Oaks Bancorp	100.00	107.60	176.29	227.96	257.79	253.36
NASDAQ Composite	100.00	99.21	116.82	163.75	188.03	201.40
Heritage Peer Group 1	100.00	91.97	110.36	141.48	154.74	173.70
Heritage Peer Group 2	100.00	98.95	129.54	159.84	189.66	212.97
Heritage Peer Group 3	100.00	85.43	111.70	152.20	161.32	182.10

Philosophy

The Company's executive compensation programs are designed to attract and retain high quality executive officers critical to the Company's long-term success. The Company's Board of Directors and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals. This approach aligns executives' interests with those of the shareholders by rewarding performance above established goals, with the ultimate goal of improving shareholder value without rewarding excessive risk-taking. This is achieved with a combination of base salaries, annual performance-based cash incentives and long-term equity incentives (which vest over three (3) to five (5) year periods). Each component of total compensation generally was evaluated against standard compensation surveys of institutions similar to the Company in asset size and geography. The Compensation Committee's compensation philosophy is to target base salaries and target total compensation (including annual bonuses, long-term equity incentives, and benefits) between the 50th and 75th percentiles of comparable financial institution survey data. The Company believes paying total compensation between the 50th and 75th percentile for above-

average performance is critical for attracting and retaining the qualified executives it needs to achieve its business objectives. Overall, compensation paid to Company executives is believed to be competitive with market practices.

Base salary levels for each NEO and other senior executives are established based on the officer's roles and responsibilities, benchmarked against surveys of comparable financial institutions. Any performance-based incentive bonuses and long-term equity incentives are based on both corporate and/or individual performance objectives. The Compensation Committee may use any type of performance criteria, market comparison, and extraordinary events when making the decision to offer an equity award.

Process for Making Compensation Decisions

Role of the Chief Executive Officer

During the established annual review cycle, the Company's Chief Executive Officer (the "CEO") conducts an annual performance evaluation process for all executives directly reporting to her (including those NEOs that report directly to her). As part of each annual performance evaluation, the CEO considers, among other key factors: i) the executive's performance of job responsibilities and achievement of individual and/or departmental objectives; and ii) management and leadership skills. In addition, the executive's contributions to the Company's overall financial goals are considered.

Based on this evaluation and the review of proxy data and industry compensation survey reports, the CEO determines, for each of the NEOs (other than herself), recommendations for base salary adjustments, including merit increases, and any bonus amounts and presents these to the Compensation Committee for its review. Any NEO's performance-based bonus is determined by reference to the incentive compensation plan, if any, adopted by the Board for the applicable period as well as by the Company's financial performance and individual performance goals. The Compensation Committee reviews the CEO's recommendations and can modify a recommended amount in its discretion. Recommendations for the grant of equity awards to NEOs under the Company's equity compensation plan are submitted to the Compensation Committee for approval as appropriate.

Role of the Compensation Committee

The Compensation Committee is responsible for evaluating and overseeing the Company's compensation programs. The Compensation Committee evaluates the Company's financial performance and relative shareholder returns when developing the executive compensation philosophy and incentive plans and ensures compensation plans do not reward excessive risk-taking. Generally, the types of compensation and benefits provided to the NEOs are similar to the compensation and benefits provided to other executive officers. The Compensation Committee is also responsible for reviewing and approving corporate goals and objectives relevant to compensation of the Company's CEO, evaluating the performance of the CEO in light of the goals and objectives and determining and recommending to the Board of Directors the CEO's compensation levels based on this evaluation. Additionally, the Compensation Committee reviews compensation levels for members of the Company's executive management team including the CEO's recommendations on any annual bonus and salary increases for the other NEOs.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive and commensurate with the amount of work required both from the individual directors as well as from the Board in the aggregate.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of the Company's executive compensation strategy. These objectives include the following:

1.
Internal and external fairness. The Compensation Committee recognizes the importance of perceived fairness of compensation practices both internally and externally. The Compensation Committee evaluates the Company's financial performance when reviewing executive compensation plans, taking into consideration such factors as the economic environment and general market conditions as well as the economic impact of the Company's compensation practices.

2.
Performance-based cash incentives. The Company established a cash incentive plan based on the achievement of specific Compensation Committee approved financial, strategic, and/or operational goals. In addition, individual NEO performance is evaluated to determine whether to increase or decrease a payout.

3.
Shareholder value and long-term incentives. The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. The Company's compensation strategy encourages equity-based compensation to align the interests of management with the shareholders.

4.
Full disclosure. The Compensation Committee provides full disclosure to the independent members of the Board of Directors of the Company of the compensation practices and issues to ensure that all directors understand the implications of the Compensation Committee's decisions.

The Compensation Committee reviews compensation survey data of comparable financial institutions and considers management's individual efforts for the benefit of the Company, as well as various subjective measures in determining the adequacy and appropriateness of the compensation of executives. The Compensation Committee takes into account the performance of the executives as well as their longevity with the Company and recognizes that the competition among financial institutions for attracting and retaining executives has become more intense in the past few years. The Compensation Committee takes such considerations into account and ensures that the Company is providing appropriate long-term equity incentives to enable it to continue to attract new executives and to retain the ones it already employs. General economic conditions and the past practices of the Company are also factors that are considered by the Compensation Committee. The Compensation Committee has established various processes to assist in ensuring that the Company's compensation program is achieving its objectives. Among these are:

Assessment of Company Performance

In establishing total compensation benefits, the Compensation Committee continuously monitors the Company's performance with other comparable financial institutions, notably those in the Western United States. This information is used in two ways: first, to gauge generally overall Company performance relative to peer companies and, second, to gauge overall Company performance against the Company's own strategic objectives. One of the metrics in the short-term incentive plan compares the Company's performance to a selected peer group.

Assessment of Individual Performance

Individual performance has a strong impact on the compensation of all employees, including the CEO and the other NEOs. For the executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO, other than for herself, and also exercises its judgment based on the Board's interactions with its executive officers. As with the CEO, the performance evaluation of these executives is based on his or her contribution to the Company's performance, and other leadership accomplishments. Incentive payouts are adjusted up or down based on the executive's overall performance evaluation.

Total Compensation Review

The Compensation Committee reviews each executive's base pay, and any incentive bonus compensation annually, and equity incentive awards are reviewed twice each year. Following the 2015 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate and for each executive officer.

Compensation Consultants / Peer Group Review / Market Study Comparisons

In 2015 the Compensation Committee engaged the firm of Meridian Compensation Partners LLC ("Meridian") to develop a peer group of public banks similar in size and location to the Company. Based on the recommendations of Meridian, the Committee established the following peer group:

Company Name	Stock Ticker	City	State

Bank of Marin Bancorp	BMRC	Novato	CA
Cascade Bancorp	CACB	Bend	OR
Central Valley Community Bancorp	CVCY	Fresno	CA
CoBiz Financial Inc.	COBZ	Denver	CO
CU Bancorp	CUNB	Los Angeles	CA
First Foundation Inc.	FFWM	Irvine	CA
Guaranty Bancorp	GBNK	Denver	CO
Heritage Commerce Corp	HTBK	San Jose	CA
Heritage Financial Corporation	HFWA	Olympia	WA
Pacific Continental Corporation	PCBK	Eugene	OR
Pacific Mercantile Bancorp	PMBC	Costa Mesa	CA
Pacific Premier Bancorp, Inc.	PPBI	Irvine	CA
Sierra Bancorp	BSRR	Porterville	CA
TriCo Bancshares	TCBK	Chico	CA

The Compensation Committee utilized the peer group as a guide in designing 2016 compensation.

Fees billed by Meridian in 2015 for advice and services provided to the Compensation Committee were $6,612. In addition, Blanchard Consulting Group was paid $1,575 in 2015 to assist in the preparation of the Company's long-term incentive plan. Neither Meridian nor Blanchard provided any other services to the Company in 2015.

Executive Compensation Components

For the fiscal year ended December 31, 2015, the principal components of compensation for the NEOs were: i) base salary, ii) performance-based cash incentive bonuses, iii) equity awards, and iv) perquisites and other retirement benefits. The Company's policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salary

Base salary is established based on market data and is adjusted based on individual performance, updated market data, and experience. The NEO base salaries were reviewed by the Compensation Committee in the beginning of 2015. The Compensation Committee determined the base salaries were commensurate with the NEOs responsibilities and were competitive in the marketplace. CEO Lagomarsino received a 5.88% increase and NEOs Castle and Schack received 4.82% and 3.50% increases, respectively. Due to Mr. Castle being promoted to EVP/Chief Financial Officer in August 2015, his base salary was increased by 12.24% to $200,000.

Performance-Based Cash Bonus

Performance-based cash incentive bonuses for NEOs under the 2015 Incentive Plan are based on the overall performance of the Company for 2015, modified by individual performance. The Company established an incentive plan based on the achievement of specific 2015 financial, strategic, and operational goals.

For 2015, the Committee set four (4) criteria to determine payout under the plan: net income after taxes, gross loan growth, deposit growth and peer group ranking (based on a number of financial metrics measuring capital, earnings, credit quality and growth). Each of the criteria was weighted as follows:

  •
  Net Income After Taxes—50%
  •
  Gross Loan Growth—20%
  •
  Deposit Growth—10%
  •
  Peer Group Ranking—20%

The plan provided for threshold, target and maximum payout levels for each of the above criteria. However, in order to be eligible for any payout under the plan, a minimum net income threshold level was required. Based on the Company's performance, the minimum threshold for net income was not met. Therefore there were no payouts under the incentive plan.

Discretionary Bonuses

The Company may award discretionary bonuses to employees, including executive officers, for extraordinary performance by an individual. Because there were no pay outs under the 2015 Incentive Plan, the Compensation Committee and Board approved a bonus pool to be paid at the discretion of the CEO (any bonus paid to a direct report of the CEO was subject to Compensation Committee approval). The pool was available to top performing individuals. As will be discussed later, Messrs. Castle, Schack and Osterbauer received discretionary bonus.

Equity Awards

Equity awards are granted to allow executives to share in the growth and prosperity of the Company, to retain executives over the long term and to maintain competitive levels of total compensation. Approvals of grant recommendations are made at regularly scheduled Committee meetings or are awarded within prescribed guidelines at date of hire. All equity awards for executives are reviewed by the Compensation Committee to ensure they have been made within pre-authorized limits and the parameters of the Company's equity compensation plans. On March 25, 2015, the 2005 Equity Based Compensation Plan expired and no further awards could be granted under the plan. On May 27, 2015, the shareholders of the Company approved the 2015 Equity Incentive Plan.

The 2015 Equity Incentive Plan allows the Company to offer multiple equity vehicles as incentives, including options, restricted stock, restricted stock units and stock appreciation rights. Executives may be awarded a blend of equity incentives. For 2015, senior executives received Incentive Stock Options except where the total award exceeded $25,000. In those instances, the awards were a combination of 60% restricted stock and 40% incentive stock options.

Award levels were established using guidelines based on a 2014 compensation consultant's study and were validated using industry standard surveys. Awards were then granted upon recommendation by the CEO, considering the executive's level of responsibility and influence on the performance of the Company. Executives are granted stock options and/or restricted stock upon hire and may receive grants bi-annually thereafter, based on performance. The option strike price and restricted stock cost is based on the fair market value on the effective date of the grant.

Typically grants are made in February and August of each year. Grants in August are typically reserved to certain high performing employees (including NEOs). Grants are based on a target percentage of base salary for NEOs, but are subject to adjustment up or down due to individual performance. For 2015, the following guidelines were established for equity grants to executives:

These guidelines were developed based on a 2014 report prepared for the Company by Blanchard Consulting Group.

In 2015, CEO Lagomarsino and the other NEOs received a combination of options and restricted stock awards. Furthermore, with respect to Lagomarsino, one-half of her restricted stock grant was subject to performance measures. One-third of the performance-based restricted stock can be earned if the performance measures are met during performance periods ending December 31, 2015, 2016 and 2017, respectively. In February 2016, the Compensation Committee determined that the performance measures were not met and therefore none of Ms. Lagomarsino's performance-based restricted stock grants vested for the 2015 performance period.

Equity Awards—Changes for 2016

In 2016, the Compensation Committee determined that equity grants will be made only once a year and will be considered for qualifying executives (including NEOs) at the regularly scheduled Compensation Committee meeting in March of each year. 35% of NEO restricted stock grants (75% with respect to the CEO) will be in the form of restricted stock units, subject to meeting performance goals at the end of a three year period. Any awards made at the meeting will be granted on the first trading day of April based on the fair market value on such date. NEOs will not be granted stock options as part of their equity awards in 2016.

Perquisites and Other Benefits

Consistent with the Company's compensation objectives, NEOs are provided perquisites and other benefits that management believes are reasonable and consistent with the Company's overall compensation program and which keep the Company competitive in the marketplace. The Company periodically reviews the level of perquisites and other benefits provided to the NEOs for suitability with the program objectives.

The Company believes it is competitive with market practices by providing medical, dental, vision and life insurance, and a 401(k) employer matching contribution of $0.50 per dollar of employee contributions up to the first five percent (5%) of compensation, within applicable limitations. Employer contributions vest equally over four years.

The Company formerly offered an Employee Stock Ownership Plan (the "ESOP") under which the Company could make discretionary contributions of shares of common stock to the ESOP. The ESOP was terminated and the assets distributed to ESOP participants as of December 31, 2013.

Salary Continuation Agreements

The Bank entered into Salary Continuation Agreements ("SCA") for certain qualified employees who held a senior vice president or above-level title on or before December 31, 2011. In the past, these agreements were generally part of the Bank's employment offer for selected senior executives, and are not available to any employee hired on or after January 1, 2012. The agreements are non-qualified executive benefit plans that typically provide a post-employment monthly retirement benefit, or payments in the event of death or disability. Benefits vest over ten (10) years after the SCA issuance date and the benefit is paid monthly for fifteen (15) years after the final date of Bank employment. The agreements provide for monthly payments or lump sum benefits in the event of early termination (without cause), disability, or death of the participant. The Bank purchased a Bank Owned Life Insurance policy (BOLI) for each SCA to offset the cost of the benefit. The BOLI is a Bank asset with the executive as the insured and the Bank as the owner and beneficiary. There is only one (1) current employee who participates in this plan (CEO Lagomarsino). The SCAs contain a change in control provision which entitles the participant to full benefits under the plan if employment is terminated within twelve (12) months of a defined change in control event.

Employment Contracts and Change in Control Arrangements

On October 29, 2014, the Company and the Bank entered into an employment agreement with its President and Chief Executive Officer, Simone F. Lagomarsino. The agreement provides that Ms. Lagomarsino shall serve on the Board of Directors of the Company and the Bank.

Pursuant to the agreement, Ms. Lagomarsino received an initial annual base salary of $425,000 and is eligible to earn an annual cash bonus award of a specified percentage of her base salary, based upon the achievement of annual performance goals established by the Compensation Committee. In addition, Ms. Lagomarsino is entitled to receive certain other benefits that the Bank extends to all of its executive employees, such as life insurance, disability insurance, health, dental, vision and other insurance benefits and 401(k) plan participation. Under the employment agreement, the Company may grant from time to time to Ms. Lagomarsino equity awards under and subject to the terms and conditions of the Company's equity compensation plans. Ms. Lagomarsino is entitled to fringe benefits and perquisites consistent with the practices of the Bank and the use of an automobile, and a gym or personal trainer in an amount not to exceed $500.00 per month.

In the event the employment of Ms. Lagomarsino is terminated by the Bank for "Cause", Ms. Lagomarsino is entitled to base salary earned, accrued vacation, unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date, such employee benefits including equity compensation and deferred compensation, if any, as to which she may be entitled under the Bank's employee benefit plans as of the termination date, and unreimbursed business expenses, each through the date of termination (the "Accrued Amounts").

In addition to what Ms. Lagomarsino is entitled to in the event of termination for "Cause", if she is terminated without "Cause" or she terminates her employment for "Good Reason", Ms. Lagomarsino will receive: (i) equal installment payments over a one-year period payable in accordance with the Bank's normal payroll practices, which are in the aggregate equal to her annual base salary for the year in which the termination date occurs, (ii) a lump sum payment equal to the product of the annual bonus, if any, that she earned for the calendar year prior to the one in which the termination date occurs and a fraction, the numerator of which is the number of days she was employed by the Bank during the year of termination and the denominator of which is the number of days in such year (the "Pro Rata Bonus"), (iii) any payments she is entitled to under her salary continuation agreement; and (iv) if she timely and properly elects continuation coverage under COBRA, the Bank shall reimburse her for the difference between the monthly COBRA premium paid by her for herself and her dependents and the monthly premium amount paid by similarly situated active executives, and she shall be eligible to receive such reimbursement until the earliest of the twelve-month anniversary of the termination date, the date she is no longer eligible to receive COBRA continuation coverage, and the date on which she becomes eligible to receive substantially similar coverage from another employer (the "COBRA Benefits"). The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company's stock compensation plans pursuant to which the Company is then regularly granting equity awards to its executive officers, and the applicable award agreements.

If Ms. Lagomarsino's employment is terminated on account of "Disability" or death, she (or her estate as the case may be) will receive the Accrued Amounts, and the Pro Rata Bonus in a lump sum.

If Ms. Lagomarsino terminates her employment for "Good Reason" or her employment is terminated without "Cause" within twelve (12) months following a "Change in Control", in addition to the Accrued Amounts, a lump sum equal to the Pro Rata Bonus and the COBRA Benefits, she shall be entitled to receive: (i) a lump sum payment equal to one (1) times the sum of her annual base salary and annual bonus for the year previous to the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), and (ii) equal installment payments over a two-year period payable in accordance with the Bank's normal payroll practices, which are in the aggregate equal to two (2) times the sum of her annual base salary and annual bonus for the year previous to the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs). The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company's stock compensation plans pursuant to which the Company is then regularly granting equity awards to its executive officers, and the applicable award agreements. If any of the payments or benefits received or to be received by Ms. Lagomarsino constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, the payments would be reduced to avoid any excise tax.

As a condition to the receipt of any of the foregoing post-termination payments and benefits (except in the case of termination of employment due to death), Ms. Lagomarsino is required to provide the Company and the Bank with a general release from any and all claims, known and unknown, that Ms. Lagomarsino may have against the Company and/or the Bank.

The employment agreement contains standard confidentiality and other business protection covenants, including covenants not to solicit or disparage. Generally speaking, Ms. Lagomarsino agrees not to induce any employees to leave or otherwise interfere with or disrupt the relationships between the Bank and its employees, or divert or attempt to divert from the Bank any of its customers, during the term of her employment and for a period of one year following her separation from the Bank. The employment agreement also contains a standard indemnification provision.

In 2015, the Bank entered into Executive Salary Protection Agreements with the following NEOs: Rick Arredondo, President/Chief Banking Officer, Jason Castle, EVP/Chief Financial Officer and Rob Osterbauer, EVP/Commercial Banking Division Manager, North. The terms of the agreements with Messrs. Arredondo, Castle and Osterbauer are similar. The agreements entitle each executive, upon the satisfaction of certain standard conditions (e.g., execution of a Waiver and Release, and complying with certain restrictive covenants relating to the non-solicitation of employees and customers and non-disparagement of the Company and the Bank), to be paid a lump sum equal to the sum of: (i) 150% of his annual salary at the rate in effect immediately prior to the triggering event; and (ii) his cash bonus, if any, earned for the calendar year ended immediately prior to the occurrence of the triggering event. The executives also are entitled to reimbursement for COBRA premiums, if applicable, for up to twelve months following the occurrence of the triggering event. The agreement is a "double trigger" change in control agreement, which is triggered if (1) the executive's position with the Company or the Bank is "terminated" as defined in the Agreement, and (2) such termination occurs within three months prior to, or within twelve months following, a "change in control" event as defined in the Agreement. "Termination" as defined in the Agreement includes (a) termination without "Cause" as defined in the Agreement, (b) a reduction by more than fifteen percent in base salary or annual bonus opportunity, (c) a relocation of the executive's principal place of employment by more than thirty-five miles, (d) removal from their appointed position (with respect to Mr. Arredondo only), (e) a material adverse change in the executive's assigned duties, or (f) the failure of a successor to assume and agree to perform the agreement. In 2014, the Company entered into a similar agreement with William Schack, Executive Vice President/Chief Credit Officer.

Evaluation for Excessive Risk

The following outlines the method by which the Company reviews and evaluates compensation policies and procedures to prevent unnecessary and excessive risks that could threaten the value of the Company:

  •
  Internal human resources, legal, and risk management personnel conduct a review of the components of the Company's incentive plans including any proposed design changes and report annually to the Compensation Committee.

  •
  The Company maintains an Executive Incentive Compensation Recovery Policy whereby the Company will require reimbursement of any incentive payment or long-term equity award to an executive officer where:

  •
  The payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC;

  •
  The Audit Committee determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and

  •
  A lower payment would have been made to the executive based upon the restated financial results.

  •
  To further mitigate risk, the Compensation Committee has responsibility for the evaluation and ratification of the Company's incentive compensation plans.

In light of the above reviews, the Company and the Compensation Committee have not identified any risks arising from the Company's incentive compensation policies and practices for the Company's NEOs and its employees that are likely to have a material adverse effect on the Company. It is both the committee's and management's intent to continue to evolve the Company's processes going forward by monitoring regulations and best practices for sound incentive compensation.

Compensation Committee Interlocks and Insider Participation

No individual who served on the Compensation Committee in 2015 is a current or former officer or employee of the Company or the Bank. There were no transactions or relationships involving members of the Compensation Committee requiring disclosure in this Proxy Statement.

During 2015, none of the Company's executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where a director or member of the Compensation Committee served as an executive officer or director.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee of the Board:

Alexander F. Simas, Committee Chairman
Michael J. Behrman
Howard N. Gould
Dee Lacey
James J. Lynch
Daniel J. O'Hare
Michael E. Pfau

Summary Compensation Table

The following table sets forth summary compensation information for the president and chief executive officer, chief financial officer and each of the other three (3) most highly compensated NEOs as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)

Simone F. Lagomarsino Chief Executive	2015	445,833	—	144,993	144,999	—	60,533	24,104	820,462
Officer/President of the Company	2014	424,566	—	324,987	324,981	125,000	57,875	30,779	1,288,622
and Bank	2013	400,000	—	—	—	100,000	55,332	9,179	564,511

Jason C. Castle Executive Vice	2015	184,516	25,000	25,005	40,000	—	—	12,849	287,370
President/Chief Financial Officer	2014	162,373	7,500	59,999	73,990	12,888	—	38,608	355,358

Lonny D. Robinson Executive	2015	177,727	—	—	—	—	—	96,456	274,183
Vice President/Chief Financial Officer (8)	2014	191,346	—	99,997	39,998	—	—	38,449	369,790

Rick C. Arredondo President/Chief	2015	293,269	—	60,000	39,999	—	—	14,959	408,227
Banking Officer (9)

William A. Schack Executive	2015	235,474	20,000	21,003	14,001	—	—	17,868	308,346
Vice President/Chief	2014	227,333	22,880	26,397	37,598	20,000	—	11,739	347,414
Credit Officer	2013	122,551	—	75,000	30,000	46,650	—	3,895	278,096

Robert D. Osterbauer Executive	2015	226,986	15,000	14,998	10,001	—	—	23,992	290,977
Vice President/ Commercial	2014	225,884	—	19,832	13,220	23,065	—	21,147	306,064
Banking Division	2013	220,327	4,000	21,000	14,000	45,728	—	15,350	320,405
Manager, North

  (1)
  Amounts shown include cash compensation received as well as amounts earned but deferred at the election of those officers under the 401(k) Plan.
  (2)
  Bonus amounts are shown in the year paid. In 2015 Messrs. Castle, Schack and Osterbauer received cash bonuses for their extraordinary contributions in 2015. See "Executive Compensation Components—Discretionary Bonus."
  (3)
  For the awards of stock, the dollar amount represents the grant date fair value computed in accordance with FASB ASC Topic 718.
  (4)
  Amounts shown reflect the fair value of stock options granted for the 2015, 2014 and 2013 fiscal years pursuant to FASB ASC Topic 718.
  (5)
  Non-equity incentive plan compensation is shown in the year earned. Payouts under the plan are made in the year following the achievement of the performance metrics. An employee must be employed on the date of payout to be entitled to payout under the plan. Ms. Lagomarsino did not participate in the incentive compensation plan in 2013 while the Company was subject to TARP restrictions. However, based on her achievement of goals in the 4th quarter of 2013 in the areas of financial metrics, leadership of the Company and relations with external parties such as investors, customers and regulators, in 2013, the Compensation Committee awarded Ms. Lagomarsino $100,000.
  (6)
  Amounts shown are the annual accrual dollar amounts under Ms. Lagomarsino's salary continuation agreement. This rate is determined annually based on the discount rate policy and pursuant to Financial Institutions Letter 16-2004.
  (7)
  All other compensation for the year that could not properly be reported in any other column. The specific elements are discussed below. The "Other" category in the table above includes:

    For Ms. Lagomarsino amounts in 2015 include $10,197 in restricted stock dividends, automobile usage valued at $7,636, $4,297 in 401(k) Company matched contributions, and $1,973 in gym membership fees.

    For Mr. Castle amounts in 2015 include $1,643 in restricted stock dividends, an automobile allowance of $4,445, $5,720 in 401(k) Company matched contributions, $750 Health Savings Account contributions, $240 in gym membership fees, and a $50 gift card.

    For Mr. Robinson amounts in 2015 include $62,500 in separation payments, $18,282 in consulting fees, $2,313 in restricted stock dividends, automobile allowance of $7,773, and $5,589 in 401(k) Company matched contributions.

    For Mr. Arredondo amounts in 2015 includes $1,378 in restricted stock dividends, an automobile allowance of $11,656, $1,875 in 401(k) Company matched contributions, and a $50 gift card.

    For Mr. Schack amounts in 2015 includes $3,866 in restricted stock dividends, an automobile allowance of $6,000, $7,952 in 401(k) Company matched contributions, and a $50 gift card.

    For Mr. Osterbauer amounts in 2015 include $6,237 in restricted stock dividends, an automobile allowance of $12,000, $4,834 in 401(k) Company matched contributions, $750 Health Savings Account contributions, $120 in gym membership fees, and a $50 gift card.

  (8)
  Mr. Robinson resigned effective August 17, 2015. All unvested stock awards were forfeited upon resignation.

  (9)
  On March 28, 2016, the Company announced that Mr. Arredondo would be retiring from banking. It is anticipated that he will remain an employee of the Bank until April 29, 2016. All unvested stock awards will be forfeited upon retirement.

Securities Authorized for Issuance under Equity Compensation Plans

On May 27, 2015, the Company's shareholders approved the 2015 Equity Incentive Plan pursuant to which directors, officers and other Company or Bank employees may be granted equity based awards. Equity-based awards allowed by this plan include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Awards, or any combination thereof. Some equity-based awards were made in 2015 in connection with the hiring or promotion of certain executive officers. All other awards in 2015 were made pursuant to periodic reviews of the senior executives and are reflected for the NEOs in the tables herein.

Prior to its expiration on March 25, 2015, the Company maintained the 2005 Equity Based Compensation Plan. Since its expiration, no further awards can be made under this plan.

Equity based awards are provided to align employees' performance with shareholder interests. The Compensation Committee may review any type of performance criteria, market comparison, and extraordinary events when making the decision to offer an equity-based award.

The Company's Form 10-K for 2015 summarizes information as of December 31, 2015, with respect to the equity compensation plans.

Grants of Plan-Based Awards for period ending December 31, 2015

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	units (#)	Options (#)	Awards ($/Sh)(3)	Awards ($)(10)

Simone F. Lagomarsino		STIP Payments(2)	112,500	202,500	270,000	-	-	-	-	-	-	-
Chief Executive Officer/	3/2/2015	RSA(4)	-	-	-	-	-	-	9,247	-	-	72,496
President of the	3/2/2015	Perf.-Based RSA(5)	-	-	-	-	9,247	-	-	-	-	72,496
Company and Bank	3/2/2015	ISO(6)	-	-	-	-	-	-	-	25,510	7.84	55,305
	3/2/2015	NQO(6)	-	-	-	-	-	-	-	41,372	7.84	89,694

Jason C. Castle		STIP Payments(2)	40,000	64,000	84,000	-	-	-	-	-	-	-
Executive Vice President/	9/1/2015	RSA(7)	-	-	-	-	-	-	3,334	-	-	25,005
Chief Financial Officer	3/2/2015	ISO(8)	-	-	-	-	-	-	-	6,919	7.84	15,000
	9/1/2015	ISO(9)	-	-	-	-	-	-	-	14,732	7.50	25,000

Rick C. Arredondo		STIP Payments(2)	67,500	115,500	153,000	-	-	-	-	-	-	-
President/Chief Banking	3/2/2015	RSA(4)	-	-	-	-	-	-	7,653	-	-	60,000
Officer	3/2/2015	ISO(8)	-	-	-	-	-	-	-	18,450	7.84	39,999

William A. Schack		STIP Payments(2)	47,362	75,779	99,459	-	-	-	-	-	-	-
Executive Vice President/	3/2/2015	RSA(4)	-	-	-	-	-	-	2,679	-	-	21,003
Chief Credit Officer	3/2/2015	ISO(8)	-	-	-	-	-	-	-	6,458	7.84	14,001

Robert D. Osterbauer		STIP Payments(2)	45,397	72,636	95,334	-	-	-	-	-	-	-
Executive Vice President/	3/2/2015	RSA(4)	-	-	-	-	-	-	1,913	-	-	14,998
Commercial Banking	3/2/2015	ISO(8)	-	-	-	-	-	-	-	4,613	7.84	10,001
Division Manager,
North

Black-Scholes Assumptions(10)

Grant Date	Risk-free rate of return	Dividend Yield	Volatility	Expected Life

3/2/2015	1.57%	2.55%	38.17%	5

9/1/2015	1.49%	3.20%	33.87%	5

(1)
Each of the NEOs participated in the 2015 Incentive Plan ("STIP"). The award opportunities presented in the table are based on percentages of salary and threshold, target and maximum levels of corporate performance. Awards are subject to adjustment for individual performance. Actual awards earned for 2015 are reported in the Summary Compensation Table under the column headed "Non-Equity Incentive Compensation." There were no payouts to NEOs under the STIP.
(2)
STIP payment amounts assume minimum thresholds are met and executive is not otherwise disqualified due to individual performance evaluation scores. The minimum threshold level of corporate performance was not met for 2015, so there were no payouts to NEOs under the STIP.
(3)
The option exercise price represents the fair market value of the Company's common stock at the close of the market on the date of grant.
(4)
Represents the grant date fair value of $7.84 as of March 2, 2015. Shares vest 33.33% a year over a three year period beginning March 2, 2016.
(5)
Represents the grant date fair value of $7.84 as of March 2, 2015. The performance-based restricted stock vests 33.33% a year over a three year period beginning March 2, 2016, contingent upon Ms. Lagomarsino achieving certain performance based goals. If she does not meet certain performance goals, the shares for that vesting period will not vest and will be forfeited. The performance-based goals were not met for the first year (2015), so 3,083 shares were forfeited in February 2016.
(6)
Options vest equally 33.33% a year beginning March 2, 2016.
(7)
Represents the grant date fair value of $7.50 as of September 1, 2015. Shares vest equally 33.33% a year beginning September 1, 2016.
(8)
Options vest equally 25% a year beginning March 2, 2016.
(9)
Options vest equally 25% a year beginning September 1, 2016.
(10)
The Black Scholes pricing model was used to derive the fair value of the option awards. The assumptions used in valuing the grants in 2015 are presented in the above table.

 Outstanding Equity Awards at Fiscal Year End December 31, 2015

	Option Awards					Restricted Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Simone F. Lagomarsino	54,614	27,307	-	7.65	2/1/2024	14,161	113,430	14,161	113,430
Chief Executive Officer/President of the Company and Bank	-	66,882	-	7.84	3/2/2025	9,247	74,068	9,247	74,068

Jason C. Castle	2,016	8,066	-	7.65	2/1/2024	6,275	50,263	-	-
Executive Vice President/	623	1,867	-	7.75	3/1/2024	3,334	26,705	-	-
Chief Financial Officer	2,510	7,527	-	7.01	9/2/2024	-	-	-	-
	-	6,919	-	7.84	3/2/2025	-	-	-	-
	-	14,732	-	7.50	9/1/2025	-	-	-	-

Rick C. Arredondo	-	18,450	-	7.84	3/2/2025	7,653	61,301	-	-
President/ Chief Banking Officer

William A. Schack	6,168	3,084	-	6.15	7/1/2023	12,195	97,682	-	-
Executive Vice President/	1,096	3,288	-	7.75	3/1/2024	2,270	18,183	-	-
Chief Credit Officer	2,091	6,273	-	7.01	9/2/2024	2,679	21,459	-	-
	-	6,458	-	7.84	3/2/2025	-	-	-	-

Robert D. Osterbauer	6,282	12,565	-	5.00	5/1/2022	20,000	160,200	-	-
Executive Vice President/ Commercial	1,989	1,990	-	6.65	8/1/2023	1,053	8,435	-	-
Banking Division Manager, North	824	2,469	-	7.75	3/1/2024	1,706	13,665	-	-
	-	4,613	-	7.84	3/2/2025	1,913	15,323	-	-

(1)
Equity incentive plan awards are subject to the Company meeting certain performance criteria. If performance measures are not met, no shares will vest.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Simone F. Lagomarsino
Chief Executive Officer/President of	-	-	14,160	115,192
the Company and Bank

Jason C. Castle
Executive Vice President/Chief	-	-	1,568	12,262
Financial Officer

William A. Schack
Executive Vice President/Chief	-	-	1,136	8,906
Credit Officer

Robert D. Osterbauer
Executive Vice President/Commercial	-	-	11,905	92,335
Banking Division Manager, North

(1)
The value realized on exercise is the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price of the options multiplied by the number of shares acquired on exercise.
(2)
The value realized on vesting is the closing price of the Company's Common Stock on the date of vesting multiplied by the number of shares vested.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)	Vested Percentage	Benefit ($)

Simone F. Lagomarsino Chief Executive Officer/ President of the Company and Bank	Heritage Oaks Salary Continuation Agreement	4	235,254	—	40%	100,000

(1)
The benefit begins accruing at the effective date of the agreement and vests ten percent (10%) per year for up to ten (10) years. Benefit accelerates upon a change in control.

401(k) Plan

An employee is automatically enrolled and becomes a participant in the 401(k) Plan as of the first day of the quarter following ninety (90) days of employment. A participant may elect to defer a portion of his/her salary, not to exceed limitations set by the IRS, into the 401(k) Plan. Distributions from the 401(k) Plan are not permitted before age fifty-nine and one-half (59 1/2) except in the event of death, disability, termination of employment or IRS permitted hardships. As determined by the Board of Directors, the Company may make discretionary matching contributions to the 401(k) Plan. In 2015 and 2014 the Company made matching contributions to all employees in the aggregate amount of $358,338 and $276,095, respectively.

Potential Payments upon Termination or Change in Control

The table below summarizes the potential change-in-control benefits that would become payable to each of our NEOs as of December 31, 2015 as provided under the NEOs' Employment Agreements (Ms. Lagomarsino) or Salary Continuation Agreements (with respect to the other NEOs) as described in more detail in the CD&A. See "Salary Continuation Agreements" and "Employment Contracts and Change in Control Arrangements."

Benefits and payments upon termination	Termination without good reason ($)	Involuntary termination not for cause ($)	Termination/ change in control ($)	Disability ($)	Death ($)

Simone F. Lagomarsino
Severance (1)	—	450,000	1,350,000	—	—
Salary Continuation	94,102	94,102	1,500,000	1,500,000	1,500,000
Acceleration of option or award vesting	—	—	396,197	—	—
Medical and welfare benefits	—	18,688	18,688	—	—

Jason C. Castle
Severance (2)	—	—	337,500	—	—
Salary Continuation	—	—	—	—	—
Acceleration of option or award vesting	—	—	62,355	—	—
Medical and welfare benefits	—	—	7,909	—	—

Rick C. Arredondo
Severance (2)	—	—	450,000	—	—
Salary Continuation	—	—	—	—	—
Acceleration of option or award vesting	—	—	64,437	—	—
Medical and welfare benefits	—	—	10,145	—	—

William A. Schack
Severance (2)	—	—	385,212	—	—
Salary Continuation	—	—	—	—	—
Acceleration of option or award vesting	—	—	151,285	—	—
Medical and welfare benefits	—	—	9,916	—	—

Robert D. Osterbauer
Severance (2)	—	—	362,979	—	—
Salary Continuation	—	—	—	—	—
Acceleration of option or award vesting	—	—	239,576	—	—
Medical and welfare benefits	—	—	6,237	—	—

(1)
With respect to Ms. Lagomarsino: (i) severance in the event of involuntary termination not for cause is equal to one times base salary and one times cash bonus earned in the previous year; and (ii) severance in the event of a change in control is equal to three times base salary and three times cash bonus earned in previous year. "Employment Contracts and Change in Control Arrangements."
(2)
With respect to Messrs. Castle, Arredondo, Schack and Osterbauer, severance assumes there is a change in control and the NEO is terminated other than for cause. Severance in the event of a change in control is equal to 1.5 times base salary and 1.5 times cash bonus earned in previous year. See "Employment Contracts and Change in Control Arrangements."

Additional assumptions for the above table:

  •
  Assumes change in control and/or termination for "Good Reason" takes place on January 1, 2016.

  •
  Assumes the acceleration of all unvested options or restricted stock upon a change in control. Share value is as of December 31, 2015.

Payments for Voluntary Termination by NEO, Termination for Cause

In the event of an NEO's voluntary termination of the agreement (other than as specifically set forth in the agreement—"Good Reason" as discussed in the table above) or termination for "Cause," the NEO is not entitled to any special benefits under their respective employment agreements or any stock awards. All such benefits are void.

 SECURITY OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

As of March 31, 2016, no individual known to the Company owned more than five percent (5%) of the outstanding shares of its common stock, except as described below. The following table reflects the common stock outstanding at March 31, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Carpenter Fund Manager, GP, LLC 5 Park Plaza Irvine, CA 92614	5,879,720[1]	17.23%

Patriot Financial Partners, L.P. 2929 Arch Street, 27th Floor Philadelphia, PA 19104	3,718,924[2]	10.90%

Basswood Capital Management LLC 645 Madison Avenue, 10th Floor New York, New York 10022	2,204,758[3]	6.46%

Banc Funds Co. LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	1,848,442[4]	5.42%

Manulife Financial Corp. 197 Clarendon Street Boston, MA 02116	1,740,685[5]	5.10%

(1)
Carpenter Fund Manager GP, LLC ("Fund Manager") is the general partner of each of Carpenter Community BancFund, LP; Carpenter Community BancFund-A, LP; and Carpenter Community BancFund-CA, L.P (the "Carpenter Funds").
(2)
Patriot Financial Partners, GP, LP ("Patriot GP") is a general partner of each of Patriot Financial Partners, LP and Patriot Financial Partners Parallel, LP (together, the "Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch.
(3)
This information is based on a Schedule 13G filed with the SEC February 11, 2016.
(4)
This information is based on a Schedule 13G filed with the SEC February 9, 2016. The Banc Funds Company, LLC, ("TBFC") is the general partner of MidBanc VI LP, MidBanc VII LP, and MidBanc VIII LP. The general partners of Banc Fund VI L.P., Banc Fund VII L.P., and Banc Fund VIII L.P., are MidBanc VI LP, MidBanc VII LP, and MidBanc VIII LP, respectively. Charles J. Moore is the principal owner of TBFC and the manager of each of Banc Fund VI L.P., Banc Fund VII L.P., and Banc Fund VIII L.P. and therefore has voting and dispositive power over these securities.
(5)
This information is based on a Schedule 13G filed with the SEC February 16, 2016. Through its parent-subsidiary relationship to Manulife Asset Management (US) LLC, Manulife Financial Corporation may be deemed to have beneficial ownership of these same shares.

The following table sets forth, as of the Record Date, the number of shares of the Company's common stock which may be deemed to be beneficially owned by (i) each of the directors and nominees, (ii) each Named Executive Officer, and (iii) all directors and executive officers as a group, and the percentage of the outstanding common stock beneficially owned by such persons. Please see Footnotes referenced below.

Name of Beneficial Owner	Names and Offices Held with Heritage Oaks Bancorp	Common Shares Beneficially Owned (1)	Shares Issuable Upon Exercise of Options (2)	Percentage of Shares Outstanding (2)
Directors: (1) (2)
Michael J. Morris	Chairman	65,082	17,875	*
Donald H. Campbell	Vice Chairman	27,856	17,875	*
Michael J. Behrman	Director	91,036	12,625	*
Mark C. Fugate	Director	128,110	17,875	*
Howard N. Gould (3)	Director	5,879,720	0	17.07%
Dee Lacey	Director	108,634	17,875	*
James J. Lynch (4)	Director	3,718,924	7,500	10.82%
Daniel J. O'Hare (5)	Director	65,738	17,875	*
Michael E. Pfau	Director	83,440	12,625	*
Alexander F. Simas	Director	63,185	17,875	*
Simone F. Lagomarsino	Director and President/ Chief Executive Officer of the Company and Bank	129,746	104,215	*
Stephen P. Yost	Director	36,373	0	*
Other Named Executive Officers (6):
Jason C. Castle	Executive Vice President/ Chief Financial Officer	11,406	9,518	*
Rick C. Arredondo	President/ Chief Banking Officer	6,484	4,613	*
William A. Schack	Executive Vice President/ Chief Credit Officer	17,757	12,066	*
Robert D. Osterbauer	Executive Vice President/ Commercial Banking Division Manager, North	32,604	11,072	*
Other Executive Officers:		9,750	28,811	*
All Directors and Executive Officers as a Group (20 persons):		10,475,845	310,295	31.32%

*Indicates less than 1% of outstanding shares.

(1)
Except as otherwise indicated in these notes, and subject to applicable community property laws and shared voting and investment power, the table includes shares held by each person's spouse and minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); and/or shares held in an Individual Retirement Account as to which such person has pass-through voting rights and investment power. Includes restricted stock not fully vested.

(2)
Includes shares of Common Stock subject to stock options exercisable within 60 days of record date.

(3)
Carpenter Fund Manager GP, LLC ("Fund Manager") is the general partner of each of Carpenter Community BancFund, LP, Carpenter Community BancFund-A, LP, and Carpenter Community BancFund-CA, LP, (together, the "Carpenter Funds"). Mr. Gould serves as one of five Managing Members of Fund Manager and as such holds shared voting and investment power with respect to 5,873,016 shares. Mr. Gould disclaims beneficial ownership of these shares.

(4)
Patriot Financial Partners, GP, LP ("Patriot GP") is the sole general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, LP (together, the "Funds"). Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP. Patriot Financial Partners GP, LLC ("Patriot LLC") is the general partner of Patriot GP. Accordingly, securities owned or deemed to be owned by Patriot GP may be regarded as being beneficially owned by Patriot LLC. Mr. Lynch is a general partner of the Funds and Patriot GP and a member of Patriot LLC.

(5)
Includes 22,010 shares held as a trustee of Glenn, Burdette, Phillips and Bryson Tax and Business Services, Inc. 401(k) and 32,969 shares held in his own 401(k).

(6)
Excludes Lonny D. Robinson who resigned effective August 17, 2015.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires our directors and executive officers, as well as persons who own more than ten percent (10%) of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent (10%) stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended. During 2015, no officer or director of the Company failed to timely file his/her Form 4.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company seeks an advisory vote from shareholders to approve the compensation of the Named Executive Officers, as described in detail under the Executive Compensation section of this Proxy Statement. At the annual meeting of shareholders in 2014 the shareholders voted, on an advisory basis, to hold an advisory vote on the compensation paid to the NEOs every three years. However, in 2015, the Board of Directors decided to include an advisory vote on NEO compensation in its proxy materials on an annual basis. The shareholders will again be asked to vote, on an advisory basis, on the frequency of the shareholder vote on compensation paid to the Company's NEOs at the annual meeting of shareholders to be held in 2020.

As discussed in the Compensation Discussion and Analysis, the Company's Board of Directors and management believe that the most effective executive compensation program is one that is designed to align the interests of executive officers with those of the shareholders and enhance the profitability of the Company by rewarding performance above established goals.

The Company's compensation programs are designed to attract and retain high quality executive officers that are critical to long term success. There are four components to the compensation of Named Executive Officers:

  •
  Base salary, which is established based on market data and adjusted based on individual performance and experience.

  •
  Performance-based incentives, which are based on the overall performance of the Company and modified by personal performance.

  •
  Equity incentives, which allow the executives to share in the growth and prosperity of the Company.

  •
  Perquisites, retirement and other benefits that management believes are reasonable and consistent with the Company's overall compensation program and will keep the Company competitive in the marketplace.

This proposal gives you, as a shareholder of the Company, the opportunity to approve, on an advisory basis, the Company's overall compensation of the Named Executive Officers as disclosed in this Proxy Statement. Accordingly, you may vote on the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

The Board of Directors and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the Named Executive Officer compensation as described in the compensation tables and related narrative contained in the Proxy Statement.

PROPOSAL NO. 3:
INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Crowe Horwath LLP ("Crowe"), independent registered public accountants, has been selected by the Audit Committee of the Board of Directors to perform audit services for the Company and its subsidiary, Heritage Oaks Bank, for the fiscal year ending December 31, 2016, and such selection has been approved by resolution of the Board of Directors. The shareholders are hereby asked to ratify the selection of Crowe Horwath LLP. It is anticipated that a member of that firm will be present at the Annual Meeting. That representative is not expected to make a statement but will be available to answer any questions.

Crowe Horwath LLP served the Company as independent registered public accountants for the 2015 and 2014 fiscal years. Crowe has no interest, financial or otherwise, in the Company.

Fees

The following table sets forth the aggregate fees (including expenses) billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Crowe Horwath to the Company and its related entities for the last two fiscal years.

Fees by Category	2015	2014

Audit Fees	$386,658	$405,359
Audit-Related Fees	21,850	14,370
Tax Fees	—	22,098
All Other Fees	182,895	—

TOTAL	$591,403	$441,827

Description of Services:

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of consolidated financial statements included in Form 10-Qs, review of certain periodic reports and other documents filed with the SEC, and services that are normally provided in connection with statutory or regulatory filings or engagements. In addition, the fees paid in 2014 included $100,000 of acquisition related audit fees attributable to the Mission Community Bank merger.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including employee benefit plan audits and HUD reporting.

Tax Fees consist of fees for accounting services in connection with the calculation, preparation and payment of tax estimates, tax consulting services, review of financial statement tax provisions, and preparation of tax returns.

All Other Fees include fees related to an Anti-Money Laundering ("AML") system validation review for Heritage Oaks Bank in 2015.

 Preapproval of Services by Principal Accountant

The Audit Committee will consider annually and, if appropriate, approve audit services by its principal accountant. In addition, the Audit Committee will consider and, if appropriate, pre-approve certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements. For the fiscal year 2015, the Audit Committee considered the services provided by Crowe compatible with maintaining the principal accountant's independence. The Charter for the Audit Committee contains policies and procedures for pre-approval of audit and non-audit services from the Company's independent public accountant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE INDEPENDENT AUDITORS.

 AUDIT COMMITTEE REPORT

The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

The Audit Committee currently consists of seven (7) members of the Board of Directors, each of whom is independent under the NASDAQ Marketplace Rules, SEC rules and regulations applicable to audit committees. The Board of Directors has adopted, and annually reviews, an Audit Committee charter, available on the Company's investor relations website at www.heritageoaksbancorp.com. The charter specifies the scope of the Audit Committee's responsibilities and how it carries out those responsibilities.

In performing its functions, the Audit Committee met twelve (12) times during the year and regularly met in executive session without Bank management. The Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent accountants. The independent accountants, in their report, express an opinion on the conformity of the Company's annual financial statements with accounting principles generally accepted in the United States of America and on the Company's internal control over financial reporting and compliance. In addition, the Audit Committee engages outside consultants who advise it on internal control and credit quality matters. It also maintains a process for handling employee complaints regarding accounting procedures and internal controls.

The Audit Committee has reviewed and discussed the Company's December 31, 2015, audited financial statements with management and with Crowe, the Company's independent registered public accounting firm. The Audit Committee has also discussed with Crowe the matters required to be discussed by the statement on Auditing Standards No. 16.

The Audit Committee has also received from Crowe the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Crowe their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2015, audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the Audit Committee of the Board

Daniel J. O'Hare (Chairman)
Donald H. Campbell
Mark C. Fugate
Dee Lacey
Michael Pfau
Alexander F. Simas
Stephen Yost

 OTHER MATTERS

If any other matters come before the Annual Meeting, not referred to in the enclosed Proxy Card, including matters incident to the conduct of the Annual Meeting, the proxy holders will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the Annual Meeting, and as of the date of the mailing of this Proxy Statement, no shareholder has duly submitted to management any proposal to be acted upon at the Annual Meeting.

Shareholder Proposals

The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor of the Annual Meeting. The enclosed Proxy Card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting of Shareholders.

If a shareholder intends to present any proposal for consideration at the 2017 Annual Meeting of Shareholders and wishes for that proposal to be included in the Proxy Card and Proxy Statement to be prepared by the Company, the proposal must be received by the Company at its corporate office not later than December 31, 2016.

The date after which notice of a shareholder proposal that the shareholder is not seeking to have included in the Proxy Card and Proxy Statement will be considered untimely and therefore not properly brought before next year's Annual Meeting of Shareholders is February 26, 2017, assuming next year's Annual Meeting of Shareholders is held within thirty (30) days before or after the one (1) year anniversary of May 25, 2016, the date of the 2016 Annual Meeting of Shareholders.

Shareholder Communication

Any shareholder may communicate directly to Board members, or to any individual Board member, by sending correspondence or communication addressed to the particular member or members in care of Heritage Oaks Bancorp, Attn: Corporate Secretary, 1222 Vine Street, Paso Robles, California 93446.

Form 10-K

The Company's Annual Report for 2015 on Form 10-K, which is required to be filed with the SEC, is available to any shareholder without charge. The report may be obtained by written request to the Corporate Secretary, Heritage Oaks Bancorp, 1222 Vine Street, Paso Robles, California 93446. It is available in the SEC Filings section of the Company's website at www.heritageoaksbancorp.com. The Company's Annual Report serves as the Heritage Oaks Bank's annual disclosure statement under Part 350 of FDIC rules.

By order of the Board of Directors

/s/ GREGORY A. GEHLMANN

Gregory A. Gehlmann
Corporate Secretary

April 26, 2016

VIEW MATERIALS & VOTE w SCAN TO HERITAGE OAKS BANCORP 1222 VINE STREET PASO ROBLES, CA 93446 ATTN: INVESTOR RELATIONS DEPT. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E08399-P76869 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HERITAGE OAKS BANCORP The Board of Directors recommends you vote FOR the following proposal: For Withhold AllAll For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) 05) 06) Michael J. Behrman Mark C. Fugate Howard N. Gould Dee Lacey Simone F. Lagomarsino James J. Lynch 07) 08) 09) 10) 11) Michael J. Morris Daniel O'Hare Michael E. Pfau Alexander F. Simas Stephen P. Yost The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. An advisory vote to approve the Company's executive compensation disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders dated April 26, 2016. To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. 3. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF HERITAGE OAKS BANCORP MAY 25, 2016 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2016. THE PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS AND 2015 ANNUAL REPORT ARE AVAILABLE AT WWW.HERITAGEOAKSBANCORP.COM E08400-P76869 ANNUAL MEETING OF STOCKHOLDERS OF HERITAGE OAKS BANCORP IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS AND 2015 ANNUAL REPORT ARE AVAILABLE AT WWW.HERITAGEOAKSBANCORP.COM The undersigned stockholder(s) of Heritage Oaks Bancorp (the "Company") hereby appoint(s), constitute(s) and nominate(s) Michael J. Morris and Dee Lacey, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 545 12th Street, Paso Robles, California on Wednesday, May 25, 2016 at 5:30 p.m., local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows: The Board of Directors unanimously recommends a vote FOR Proposals 1, 2, and 3. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side